Exhibit 10.11

RIGHT OF FIRST REFUSAL AGREEMENT

This RIGHT OF FIRST REFUSAL AGREEMENT, dated as of November 2, 2023 (this “Agreement”), is entered into by and between DLQ, Inc., a Nevada corporation (the “Company”), Abri SPAC I, Inc., a Delaware corporation (“Abri”) and ABRI VENTURES I, LLC (“AVI”).

WHEREAS, the Company is party to that certain Business Combination Agreement, dated as of the September 9, 2022 (as amended, the “Merger Agreement”), by and among Abri, Logiq, Inc., the Company (and wholly owned subsidiary of Logiq, Inc.) and Abri Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”). Pursuant to the Business Combination Agreement, Merger Sub will merge with and into DLQ, with DLQ surviving the merger (the “Business Combination”). Upon consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement (the “Transactions”), the Company will become a wholly owned subsidiary of Abri (such post Business Combination entity, the “Combined Company”);

WHEREAS, AVI served as the Sponsor to Abri in Abri’s initial public offering; and

WHEREAS, in connection with the consummation of the Business Combination, each of Abri and the Company desires to grant to AVI a right of first refusal to serve as the exclusive financing source for the Combined Company after the closing of the Business Combination for an amount of up to $30 million in debt or equity financing, and the parties shall each use commercially reasonable efforts to enter into a mutually acceptable agreement for any such financing.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Grant of Right of First Refusal. Each of Abri and the Company hereby grants to AVI the right to act as the sole or exclusive source of financing for any and all future private equity, equity linked and debt offerings in an aggregate amount of not less than $30 million, including any equity lines of credit. If AVI fails to source financing or accept an offer to source financing and so participate, subject to completion of due diligence and definitive documentation, within five (5) calendar days after the receipt of a notice containing the material terms of a proposed financing sent by e-mail, registered mail or overnight courier service addressed to AVI at the address for notice on the signature page hereto, AVI shall have no further claim or right with respect to the financing proposal contained in such notice. If, however, the terms of any such financing proposal are subsequently modified in any material respect, the preferential right referred to herein shall apply to such modified proposal as if the original proposal had not been made. AVI failure to exercise its preferential right with respect to any particular proposal shall not affect its preferential rights relative to future proposals.

2. Covenants of AVI. AVI hereby agrees to permit the Company to publish and disclose AVI’s identity, and the nature of the commitments, arrangements and understandings under this Agreement, and, if deemed appropriate by the Company, a copy of this Agreement, in (i) any Form 8-K filed by the Company relating to the transactions contemplated herein, and (ii) any other documents or communications provided by the Company to any governmental authority or to securityholders of the Company, in each case, only to the extent required by the federal securities laws or the SEC or any other securities authorities, and with the prior review and approval of Investor, which approval shall not be unreasonably withheld or delayed.

3. Termination. This Agreement and the obligations of the parties under this Agreement shall automatically terminate upon the earliest to occur of (a) the consummation of financing for the Combined Company in an aggregate amount of not less than $30 million as provided herein, (b) the mutual written consent of the parties hereto and (c) 24 months from the date hereof. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement occurring prior to its termination.

4. Governing Law. This Agreement, the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York applicable to contracts formed and to be performed entirely within the State of New York, without giving effect to its choice of laws principles, to the extent such principles would require or permit the application of the laws of another jurisdiction.

5. Jurisdiction. The parties hereby irrevocably and unconditionally (i) submit to the jurisdiction of the state courts of New York in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (ii) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in state courts of New York or the United States District Court for the Southern District of New York, and (iii) waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

6. WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION PURSUANT TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

7. Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8. Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Abri, the Company and AVI.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ABRI VENTURES I, LLC.

By:
Name:	Jeffrey Tirman
Title:	Authorized Person
Address for Notice:
9663 Santa Monica Blvd., No. 1091
Beverly Hills, CA 90210

ABRI SPAC i, INC.

By:
Name:	Jeffrey Tirman
Title:	Chief Executive Officer
Address for Notice:
9663 Santa Monica Blvd., No. 1091
Beverly Hills, CA 90210

DLQ, INC.

By:
Name:	Brent Suen
Title:	Chief Executive Officer
Address for Notice:
85 Broad Street 16-079
New York, New York, 10004.

[Signature Page to Right of First Refusal Agreement]

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